Exhibit 10.20

PNA Group, Inc.

Delta – InfraMetals – Metal Supply – Feralloy

December 30, 2006

Mr. Maurice S. Nelson, Jr.

10580 Wilshire Boulevard

Los Angeles, CA 90024

Dear Mr. Nelson:

I am pleased to present you (“Executive”) an offer of employment as Chief Executive Officer of PNA Group, Inc. (the “Company”). Below are the general terms and conditions of our offer. Your start date will be February 1, 2007 (“Start Date”). This offer is contingent upon completion of a background investigation and verification of your eligibility to work in the United States.

ROLE AND RESPONSIBILITIES

Executive will perform the duties commonly required of a Chief Executive Officer. You also will serve as the Chairman of the Operating Committee of the Company.

During the first 18 months of your employment, your specific goals will include the following:

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If the majority shareholder of the Company should desire to pursue an initial public offering (“IPO”) of the Company, Executive will assist in the recruitment and shaping of the board of directors of the Company (the “Board”) as appropriate or advisable for public companies. If the majority shareholder requests, Executive will serve as the Chairman of the Board and while serving as Chief Executive Officer will receive no additional compensation of any kind for also serving as Chairman of the Board.

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Executive will assist Company personnel and advisors to draft and file with the Securities and Exchange Commission (“SEC”) an S-1 IPO registration document and an IPO “roadshow” presentation as well as lead the IPO roadshow, other capital markets related meetings and conference calls.

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Executive will recruit (either from internal resources or through external recruitment), in consultation with the Operating Committee, and train an individual to succeed Executive as Chief Executive Officer as soon as Executive believes such individual is qualified to assume such role. Once a successor is deemed qualified or upon the request of the majority shareholder of the Company, Executive will resign from the position of Chief Executive Officer and Executive’s employment will terminate as of such date. At the request of the majority shareholder, Executive will continue to serve as Chairman of the Operating Committee or will serve as Chairman of the Board subsequent to the termination of employment.

Mr. Maurice S. Nelson, Jr.

December 30, 2006

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Executive will assess the current Company workforce, and identify and implement those staffing changes Executive believes are necessary to permit the Company’s auditors to remove any “material weakness” designations.

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Executive will develop in concert with the Operating Committee a business plan and will revise, if appropriate, the Company’s and its subsidiaries’ (collectively, the “Group”) various incentive plans to foster a “one company” culture that encourages cooperation, communication and rewards success at both each individual company and for the Group as a whole.

COMPENSATION

Annualized Base Salary: $575,000 (“Base Salary”) to be paid in accordance with the Company’s regular payroll process and procedures during your employment and will be subject to all applicable withholdings and deductions.

Annual Bonus Opportunity: Up to 150% of your Base Salary, with a minimum bonus of $170,000 per year, for so long as Executive serves as the Chief Executive Officer, such bonus opportunity to be driven by measurable criteria to be determined by the Operating Committee, including EBITDA, cash flow and working capital performance measures.

Participation Plan: Executive will be granted a 1% interest in the Company Participation Plan (the “Plan”), subject to the terms and conditions of the Plan. Executive’s interest in the Plan will be 25% vested upon the Start Date and will vest ratably over the next three years. Any amounts that may become due and payable to Executive under the Plan within one year of the Start Date (other than as a result of a sale of the Company) shall be held by the Company for the benefit of the Executive and paid on the first anniversary of the Start Date. An illustration of the hypothetical value of the Plan is attached as Exhibit A. In the event that during Executive’s employment, the current shareholders either (i) sell the Company to an unaffiliated third party on or prior to January 31, 2010, or (ii) have not sold the Company to an unaffiliated third party on or before January 31, 2010, then in either case (i) or (ii), Executive shall receive a payment of $2 million (less any amounts previously paid to Executive under the Plan), subject to all applicable withholdings and deductions, whereupon all of Executive’s rights under the Plan shall terminate. When due the bonus described in the sentence above shall be payable on January 31, 2010 unless due pursuant to clause (i) above in which case it shall be payable upon such sale. For the avoidance of doubt, no public offering of equity securities shall constitute a sale of the Company to an unaffiliated third party.

Signing Bonus: Executive will be entitled to a bonus in the amount of $500,000, subject to applicable withholdings and deductions, payable upon the first regularly scheduled Company payroll following the Start Date. If Executive voluntarily resigns or his employment is terminated for Cause on or before January 31, 2008, Executive shall be required to repay in full the net after tax amount of this bonus. In the event the current shareholders sell the Company to an unaffiliated third party, the bonus described in this paragraph shall not be subject to repayment.

Mr. Maurice S. Nelson, Jr.

December 30, 2006

Financial Controls Bonus: Upon the later of (i) six months from the Start Date, or (ii) the successful implementation by Executive of those staffing changes at the Company which enable the outside auditors of the Group to remove any material weaknesses identified in the business, Executive will be entitled to a bonus in the amount of $500,000, subject to applicable withholdings and deductions. If Executive voluntarily resigns or his employment is terminated for Cause on or before the date that is six months from the payment of this bonus, Executive shall be required to repay in full the net after tax amount of this bonus. In the event the current shareholders sell the Company to an unaffiliated third party, the bonus described in this paragraph shall be payable upon such sale (if such bonus has not already been paid) and such bonus shall not be subject to repayment.

Transition Bonus: Upon the later of (i) eighteen months from the Start Date, or (ii) the successful recruitment, training and promotion of Executive’s successor to Chief Executive Officer, Executive will be entitled to a bonus in the amount of $500,000, subject to applicable withholdings and deductions. If Executive fails or refuses to serve, if appointed, as either Chairman of the Board or Chairman of the Operating Committee until January 31, 2010, Executive shall be required to repay in full the net after tax amount of this bonus. In the event the current shareholders sell the Company to an unaffiliated third party the bonus described in this paragraph shall be payable upon such sale (if such bonus has not already been paid) and such bonus shall not be subject to repayment.

Cause: As used in this letter, the term “Cause” shall mean (a) any action on your part which constitutes willful dishonesty or deliberate injury to the Group, (b) any criminal conduct on your part, or (c) a violation of, or other failure by you to perform, your obligations or responsibilities while employed by Company.

BENEFITS

Vacation: Executive will be entitled to four (4) weeks of paid vacation per calendar year. Executive will be permitted to perform his role from his European residence during the months of May and September, with the understanding that if he is not conducting Company business while at his European residence, such time will be counted as vacation time taken by Executive.

Travel: Executive will be entitled to fly for the sole purpose of Company business within the continental United States using privately chartered jet travel to be arranged by the Company (and will be entitled to be accompanied by his spouse) at a cost to the Company of up to $350,000 in any calendar year.

Office: Executive will be afforded office space at Platinum Equity, LLC in Beverly Hills, California or such other location as agreed by the Operating Committee.

Mr. Maurice S. Nelson, Jr.

December 30, 2006

AT WILL EMPLOYMENT

Your employment with the Company is at will, and either your or the Company may terminate your employment at any time with or without cause.

RETURN OF MATERIALS

Upon termination of your employment with the Company for any reason, you agree to return immediately to the Company all documents, property, software, materials, information and other records of the Company, and all copies thereof, within your possession, custody or control, including but not limited to any materials containing trade secrets or confidential information of the Company or its affiliates.

TRADE SECRETS/CONFIDENTIALITY

You agree not to disclose any trade secrets or confidential information of the Company to anyone else and to hold this information in confidence and use it solely on a need-to-know basis in the course of performing services for the Company or its affiliates. Except in the performance of services for the Company, you will not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any trade secrets or confidential information of the Company. The obligations of this paragraph shall continue during the term of your employment with the Company and (i) with respect to trade secrets, for so long as such information constitutes a trade secret under applicable law, and (ii) with regard to confidential information, for a period of three (3) years after termination of employment for any reason. As used in this letter, the term “trade secrets” means any information (whether or not reduced to writing and including any information recorded by any means) of or concerning the Company or its affiliates or any of their respective officers, directors, owners, employees, licensors, suppliers, customers or joint venture partners that derives economic value, actual or potential, by not being generally known to, and not being readily ascertainable by proper means by others, including, without limitation: information contained in any prospect list, employee list, contact list or other database; information concerning banking or investment banking relationships; information included in any non-public documentation concerning transactions completed by the Company or any of its affiliates (including information included in any “bound volumes” and document clips); information concerning the terms of any debt or equity financings; information concerning compensation and other employment policies and practices; information concerning the business methods, ownership, operations, financial performance, assets or liabilities (including contingent liabilities) of the Company, and of its affiliates; information concerning strategic, financial, marketing or product plans; technical data; and computer programs.

NON-SOLICITATION

You agree that, except with the Company’s prior written consent, for a period of twenty-four (24) months following termination of your employment by the Company for any reason, you will not, directly or indirectly, either for your own account or for or on behalf of any other person or entity, call upon, contact or attempt to effect any transaction with any acquisition candidate or

Mr. Maurice S. Nelson, Jr.

December 30, 2006

prospect that was being pursued by the Company (or of which you otherwise became aware or with which you had any contact) during the six month period immediately preceding the termination of your employment with the Company. You also agree that you will not contact, solicit or recruit, or assist others in contacting, soliciting or recruiting for employment, any person who is or was an employee of the Company during the six month period immediately preceding the termination of your employment with the Company, in an attempt to have such person terminate their employment relationship with the Company or to work in any capacity in any other corporation, association, or entity or business.

INTELLECTUAL PROPERTY

You agree that all materials, information, plans, and other works of authorship created or developed by you during the course of your employment by the Company and on behalf of the Company (“Employee Works”) will be owned solely and exclusively by the Company and constitute works made for hire. In this regard, you also assign to the Company or its designee all worldwide rights, including all copyrights, patent rights, trade secrets, confidential and proprietary information rights, moral rights, and other property rights in and to the Employee Works. You also agree to perform, during or after your employment, such further acts as are reasonable and as may be necessary or desirable to transfer, perfect or defend the Company or its designee’s ownership of the Employee Works as reasonably requested by the Company.

EXISTING AGREEMENT VIOLATION

You warrant to the Company that your employment by the Company does not violate any existing agreement between you and any third party, nor will your employment with the Company constitute a violation of any confidentiality or nondisclosure agreement.

GENERAL

You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions, which are held to be unreasonable, then in such event, a court shall fix the terms of such agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws the State of California, without giving effect to its conflicts of law principles.

Mr. Maurice S. Nelson, Jr.

December 30, 2006

We are delighted to offer you this position and eagerly look forward to your acceptance and to the contribution that you will make to the Company.

Warmest regards,

Jacob Kotzubei

Director

AGREED TO AND ACCEPTED:

/s/ Maurice S. Nelson, Jr.

December 30, 2006
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